EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of Syntax-Brillian Corporation for the registration of 10,034,671 shares of its common stock and to the incorporation by reference therein of our reports dated September 12, 2007, with respect to the consolidated financial statements and schedule of Syntax-Brillian Corporation and the effectiveness of internal control over financial reporting of Syntax-Brillian Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2007 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
December 5, 2007